FOR IMMEDIATE RELEASE
August 6, 2015
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
HIGHER EARNINGS FOR THE SECOND QUARTER

•	Second quarter net income increased to $6.3 million, or $0.41 per share

•	Natural gas system expansions and other customer growth generated $2.3 million in additional gross margin during the quarter

•	Continued execution of the Florida natural gas pipe replacement program generated $1.1 million of additional gross margin

•	A Florida electric base rate increase contributed $731,000 to the quarter-over-quarter gross margin increase

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported second quarter financial results. The Company's net income for the three months ended June 30, 2015 was $6.3 million, or $0.41 per share. This represents an increase of $1.2 million, or $0.06 per share, over the same quarter in 2014. Included in the Company's results for the current quarter was a non-recurring $1.5 million pre-tax gain ($900,000 after-tax gain, or $0.06 per share), related to cash received from a settlement with a vendor in connection with a customer billing system implementation.

For the six months ended June 30, 2015, the Company reported net income of $27.4 million or $1.83 per share. This represents an increase of $4.6 million or $0.26 per share, compared to the same period in 2014.

“Our quarterly and year-to-date performance remains strong, driven by additional gross margin generated from our regulated and unregulated energy businesses,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation.

“Across the Company, our employees continue to develop attractive growth opportunities both within and beyond our current markets. In April, we completed the merger of Gatherco, Inc. (“Gatherco”), a natural gas infrastructure company providing midstream services in Central and Eastern Ohio, into our wholly-owned subsidiary, Aspire Energy of Ohio, LLC ("Aspire Energy of Ohio"). We have begun re-branding as Aspire Energy of Ohio, are pleased with the progress made in our overall transition plan and remain excited about the growth potential of this business. In our other energy operations, we are on schedule to complete several large projects in our robust capital expenditures program. The key to our success has been, and will continue to be, our employees' aspirations to grow our businesses, provide superior service in the Chesapeake tradition and generate higher earnings and dividend growth.” Mr. McMasters added.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended June 30, 2015 and June 30, 2014

The Company’s operating income for the three months ended June 30, 2015 was $13.2 million, an increase of $2.7 million over the same quarter in 2014. A gain from a settlement with a vendor regarding the implementation of a customer billing system contributed $1.5 million to operating income in the current quarter. The increase in operating income was also driven by a $3.9 million increase in gross margin, which was partially offset by an increase of $2.7 million in other operating expenses to support growth. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release. As a result of the sale of BravePoint, Inc. ("BravePoint") in October 2014, the Company no longer reports the Other segment.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $2.9 million to $13.6 million for the quarter ended June 30, 2015, compared to the same quarter in 2014. The increased operating income reflects a gain of $1.5 million received in connection with the billing system settlement as well as additional gross margin of $4.0 million, partially offset by a $2.6 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.3 million from customer growth in natural gas distribution and transmission services beyond recent service expansions;

•	$1.1 million generated by additional Gas Reliability Infrastructure Program ("GRIP") investments by the Florida natural gas distribution operations;

•	$919,000 generated from natural gas service expansions completed in 2014 and 2015, as more fully discussed in the Major Projects Section below; and

•	$731,000 from a base rate increase in the Florida electric distribution operation that was approved by the Florida Public Service Commission ("PSC") in September 2014.

The significant components of the increase in other operating expenses included:

•	$614,000 in higher payroll and benefits costs as a result of additional personnel to support growth;

•	$426,000 in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth;

•	$417,000 in legal and consulting costs associated with the billing system settlement and other initiatives;

•	$374,000 in higher accruals for incentive compensation as a result of the higher quarterly results; and

•	$187,000 in additional amortization expense due to a change in the amortization of regulatory assets and liabilities, primarily in the Florida electric distribution operation.

Unregulated Energy Segment

The Unregulated Energy segment reported an operating loss of $540,000 for the quarter ended June 30, 2015, compared to an operating loss of $43,000 for the same quarter in 2014. The Unregulated Energy segment typically reports an operating loss, or modest operating income, in the second quarter due to the seasonal nature of the propane distribution operations, which represents a large portion of this segment. The results for the second quarter include gross margin of $1.6 million and other operating expenses of $1.9 million from Aspire Energy of Ohio, following the acquisition of Gatherco. Historically, Gatherco also reported the lowest volumes delivered and revenue in the second quarter due to the seasonality of its business. Excluding Aspire Energy of Ohio, gross margin increased by $478,000, which was offset by a $704,000 increase in other operating expenses.

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Comparative Results for the Six Months Ended June 30, 2015 and June 30, 2014

The Company’s operating income for the six months ended June 30, 2015 was $50.7 million, an increase of $8.6 million over the same period in 2014. A gain from the billing system settlement contributed $1.5 million to operating income in the year-to-date results. The remainder of the increase in 2015 operating income was driven by an increase in gross margin of $10.9 million, which was offset by an increase of $3.8 million in other operating expenses necessary to support growth. As mentioned previously, as a result of the BravePoint sale in October 2014, the Company no longer reports the Other segment.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $4.0 million to $35.8 million for the six months ended June 30, 2015, compared to the same period in 2014. The increased operating income reflects a $1.5 million gain from the billing system settlement. The remainder of the increase in operating income was due to an increase in gross margin of $8.6 million, partially offset by a $6.1 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$2.4 million in customer growth in natural gas distribution and transmission services beyond recent service expansions;

•	$2.4 million generated from natural gas service expansions completed in 2014 and 2015, as more fully discussed in the Major Projects section below;

•	$1.8 million generated by the Florida GRIP; and

•	$1.7 million from a base rate increase for the Florida electric distribution operation.

The significant components of the increase in other operating expenses included:

•	$1.2 million in higher payroll and benefit costs as a result of additional personnel to support growth and increased overtime on the Delmarva Peninsula in early 2015 due to colder weather;

•	$987,000 in legal and consulting costs associated with the billing system settlement and other transactions;

•	$837,000 in higher service contractor and other consulting costs;

•	$805,000 in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth;

•	$601,000 in higher accruals for incentive compensation as a result of year-to-date performance;

•	$404,000 in additional costs for facility maintenance; and

•	$332,000 in additional amortization expense due to a change in the amortization of regulatory assets and liabilities, primarily in the Florida electric distribution operation.

Unregulated Energy Segment

Operating income for the Unregulated Energy segment increased by $3.9 million to $14.7 million for the six months ended June 30, 2015, compared to the same period in 2014. Excluding the impact generated by Aspire Energy of Ohio as a result of the Gatherco acquisition ($1.6 million in gross margin and $1.9 million of other operating expenses), the increased operating income was driven by a $5.0 million increase in gross margin, which was partially offset by an $838,000 increase in other operating expenses. The significant components of the gross margin increase included:

•
$5.7 million generated from higher retail propane margins per gallon due to the retail pricing strategy, guided by local market conditions, and lower propane inventory costs as a result of favorable supply management and hedging activities; and

•	$984,000 in decreased trading margin for Xeron due to lower volatility in wholesale propane prices.

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Other operating expenses increased by $2.7 million due primarily to $1.9 million of other operating expenses incurred by Aspire Energy of Ohio. The remaining increase in other operating expenses was due primarily to:

•	$588,000 in higher payroll and benefits expense due to increased seasonal overtime and additional resources to support growth;

•	$253,000 in additional costs for facility maintenance;

•	$240,000 in increased accruals for incentive compensation as a result of year-to-date financial results in 2015; and

•	$269,000 in lower expenses for credit and collections activities, which partially offset these increases in expenses.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2014 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Share and per share amounts for all periods presented reflect the three-for-two stock split declared on July 2, 2014, effected in the form of a stock dividend, and distributed on September 8, 2014.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on Friday, August 7, 2015 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2015. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2015 Second Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com or through its IR App.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Gross Margin (1)
Regulated Energy segment	$40,936	$36,974	$93,389	$84,832
Unregulated Energy segment	10,403	8,301	35,722	29,115
Other businesses and eliminations	(53)	2,108	(108)	4,141
Total Gross Margin	$51,286	$47,383	$129,003	$118,088

Operating Income (Loss)
Regulated Energy segment	$13,605	$10,711	$35,788	$31,802
Unregulated Energy segment	(540)	(43)	14,689	10,815
Other businesses and eliminations	105	(211)	201	(538)
Total Operating Income	13,170	10,457	50,678	42,079

Other Income (Loss), net of Other Expenses	(171)	405	(38)	413
Interest Charges	2,485	2,303	4,933	4,459
Pre-tax Income	10,514	8,559	45,707	38,033
Income Taxes	4,220	3,425	18,304	15,218
Net Income	$6,294	$5,134	$27,403	$22,815

Earnings Per Share of Common Stock
Basic	$0.41	$0.35	$1.84	$1.57
Diluted	$0.41	$0.35	$1.83	$1.57

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended June 30, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2014 Reported Results	$8,559	$5,134	$0.35
Adjusting for Unusual Items:
Gain from a settlement	1,500	900	0.06
Gain on sale of business, recorded in 2014	(397)	(238)	(0.02)
Absence of BravePoint, which was sold in October 2014	319	191	0.01
	1,422	853	0.05
Increased (Decreased) Gross Margins:
Contribution from Aspire Energy of Ohio	1,624	974	0.07
Natural gas growth (excluding service expansions)	1,347	808	0.06
GRIP	1,067	640	0.04
Service expansions (See Major Projects Highlights table)	919	551	0.04
FPU Electric base rate increase	731	439	0.03
Higher retail propane margins	649	389	0.03
Decrease in customer consumption	(203)	(122)	(0.01)
	6,134	3,679	0.26
Increased Other Operating Expenses:
Expenses from Aspire Energy of Ohio	(1,895)	(1,137)	(0.08)
Higher payroll and benefits costs	(802)	(481)	(0.03)
Increased accrual for incentive compensation	(606)	(364)	(0.02)
Higher depreciation, asset removal and property tax costs due to recent capital investments	(495)	(297)	(0.02)
Costs associated with billing system settlement and other initiatives	(465)	(279)	(0.02)
Higher facility maintenance	(194)	(116)	(0.01)
Higher amortization expense	(172)	(103)	(0.01)
	(4,629)	(2,777)	(0.19)
Interest Charges	(182)	(109)	(0.01)
Net Other Changes (1)	(790)	(486)	(0.05)
Second Quarter of 2015 Reported Results	$10,514	$6,294	$0.41
(1) The earnings per share impact net of other changes shown above includes $(0.02) of dilution from the issuance of 592,970 shares of Chesapeake's common stock in conjunction with the merger of Gatherco into Aspire Energy of Ohio on April 1, 2015.

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Key variances for the six months ended June 30, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Six months ended June 30, 2014 Reported Results	$38,033	$22,815	$1.57
Adjusting for Unusual Items:
Gain from a settlement	1,500	900	0.06
Absence of BravePoint, which was sold in October 2014	757	454	0.03
Gain on sale of business, recorded in 2014	(397)	(238)	(0.02)
Weather impact	320	192	0.01
	2,180	1,308	0.08
Increased (Decreased) Gross Margins:
Higher retail propane margins	5,650	3,387	0.23
Natural gas growth (excluding service expansions)	2,378	1,426	0.10
Service expansions (See Major Projects Highlights table)	2,377	1,425	0.10
GRIP	1,822	1,092	0.07
FPU Electric base rate increase	1,693	1,015	0.07
Contribution from Aspire Energy of Ohio	1,624	974	0.07
Propane wholesale marketing	(984)	(590)	(0.04)
Increase in customer consumption	408	245	0.02
	14,968	8,974	0.62
Increased Other Operating Expenses:
Expenses from Aspire Energy of Ohio	(1,895)	(1,136)	(0.08)
Higher payroll and benefits costs	(1,654)	(992)	(0.07)
Costs associated with billing system settlement and other transactions	(1,081)	(648)	(0.04)
Higher depreciation, asset removal costs and property tax costs due to recent capital investments	(944)	(566)	(0.04)
Higher service contractor and other consulting costs	(853)	(511)	(0.04)
Increased accruals for incentive compensation	(837)	(502)	(0.03)
Higher facility maintenance	(657)	(394)	(0.03)
Higher amortization expense	(302)	(181)	(0.01)
	(8,223)	(4,930)	(0.34)
Interest Charges	(474)	(284)	(0.02)
Net Other Changes (1)	(777)	(480)	(0.08)
Six months ended June 30, 2015 Reported Results	$45,707	$27,403	$1.83
(1) The earnings per share impact net of other changes shown above includes $(0.04) of dilution from the issuance of 592,970 shares of Chesapeake's common stock in conjunction with the merger of Gatherco into Aspire Energy of Ohio on April 1, 2015.

Major Projects
Service Expansions
During 2014, Eastern Shore Natural Gas Company, ("Eastern Shore"), the Company's interstate pipeline subsidiary, executed a one-year contract with an industrial customer in New Castle County, Delaware to provide 50,000 dekatherms per day ("Dts/d") of additional transmission service from April 2014 to April 2015. This contract was subsequently amended to provide 55,580 Dts/d of transmission service at a lower reservation rate through August 2020. This contract, including the impact of the extension, generated additional gross margin of $111,000 and $842,000 for the three and six months ended June 30, 2015, respectively. The lower rate decreased gross margin by $183,000 for the three and six months ended June 30, 2015 compared to the same periods in 2014, and will reduce the gross margin generated by this contract by $409,000 in the second half of 2015. The extension of the contract, net of the impact from the lower rate, generated additional gross margin of $659,000, for the six months ended June 30, 2015.

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In December 2014, Eastern Shore executed another short-term contract with the same customer in New Castle County, Delaware to provide an additional 10,000 Dts/d of Off Peak ≤90 firm transportation service ("OPT ≤ 90 Service") from December 2014 to March 2015. The OPT ≤ 90 Service is a new firm transportation service that allows Eastern Shore not to schedule service for up to 90 days during the peak months of November through April each year. This short-term contract generated additional gross margin of $233,000 for the six months ended June 30, 2015.

On October 1, 2014, Eastern Shore commenced a new lateral service to an industrial customer facility in Kent County, Delaware. This service commenced after construction of new facilities, including approximately 5.5 miles of pipeline lateral and metering facilities extending from Eastern Shore's mainline to the new industrial customer facility. This service generated $463,000 and $926,000, of gross margin for the three and six months ended June 30, 2015, respectively. On an annual basis, this service will generate $1.8 million of gross margin in 2015 and annual gross margin of approximately $1.2 million to $1.8 million during the 37-year service period.

In April 2015, Eastern Shore commenced interruptible service to the same industrial customer in Kent County, Delaware and generated additional gross margin of $398,000 for the three and six months ended June 30, 2015. The interruptible service is expected to generate $2.5 million of gross margin in 2015, and it is expected to be replaced by the new OPT ≤ 90 Service beginning late first quarter or early second quarter of 2016. (See the Future Service Expansion Initiatives section later in the release).
On January 16, 2015, the Florida PSC approved a firm transportation agreement between Peninsula Pipeline and Chesapeake's Florida natural gas distribution division. Under this agreement, Peninsula Pipeline provides natural gas transmission service to support Chesapeake's expansion of natural gas distribution service in Polk County, Florida at an annual rate of $1.6 million. Peninsula Pipeline began the initial phase of its service to Chesapeake in March 2015, which generated $134,000 and $161,000 of additional gross margin for the three and six months ended June 30, 2015, respectively. All phases of this service will generate $1.6 million of estimated annual gross margin.

The following Major Project Highlights table summarizes our major projects initiated since 2014 (dollars in thousands):

	Gross Margin for the Period (1)
	Three Months Ended			Six Months Ended			Estimate	Total
	June 30,			June 30,			for	2014
	2015	2014	Variance	2015	2014	Variance	2015	Margin
Acquisition:
Aspire Energy of Ohio (formerly Gatherco) (2)	$1,624	$—	$1,624	$1,624	$—	$1,624	$8,797	$—
Service Expansions
Natural Gas Transmission:
Short-term
New Castle County, Delaware	$523	$599	$(76)	$1,491	$599	$892	$2,505	$2,026
Kent County, Delaware (3)	398	—	398	398	—	398	2,516	—
Total short-term	921	599	322	1,889	599	1,290	5,021	2,026
Long-term
Kent County, Delaware	463	—	463	926	—	926	1,844	463
Polk County, Florida	134	—	134	161	—	161	908	—
Total long-term	$597	$—	$597	$1,087	$—	$1,087	$2,752	$463
Total Service Expansions	$1,518	$599	$919	$2,976	$599	$2,377	$7,773	$2,489
Total Major Projects	$3,142	$599	$2,543	$4,600	$599	$4,001	$16,570	$2,489

(1) Gross margin of $4.5 million and $11.8 million for the three and six months ended June 30, 2014, and $21.8 million for the year ended December 31, 2014, respectively, related to projects initiated prior to 2014. These projects were previously disclosed and are excluded from the above table as they no longer result in period-over-period variances.
(2) During the three and six months ended June 30, 2015, we incurred $1.9 million, in other operating expenses related to Aspire Energy of Ohio's operation. We expect to incur a total of $6.7 million in other operating expenses for all of 2015.

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(3) The gross margin is attributable to interruptible service Eastern Shore provided to an industrial customer beginning in April 2015. The interruptible service will be replaced by the OPT ≤ 90 Service beginning in late first quarter or early second quarter of 2016.

Future Service Expansion Initiatives
Eight Flags Energy, LLC, ("Eight Flags"), one of the Company's unregulated energy subsidiaries, is engaged in the development and construction of a Combined Heat and Power ("CHP") plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to FPU for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the steam to an industrial customer pursuant to a separate 20-year contract. FPU will transport natural gas through its distribution system to Eight Flags’ CHP plant, which will produce power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations. Eight Flags' CHP plant is expected to be operational in the third quarter of 2016. Chesapeake's total projected investment, by Eight Flags and other Chesapeake affiliates, to construct the CHP plant and associated facilities is approximately $40.0 million.
In December 2014, Eastern Shore entered into a precedent agreement with an industrial customer in Kent County, Delaware, whereby Eastern Shore committed to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's new facility, upon the satisfaction of certain conditions. This new service will be provided as OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested the Federal Energy Regulatory Commission's ("FERC") authorization to construct 7.2 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. The cost of these new facilities is estimated to be approximately $30.0 million. Eastern Shore anticipates receiving the FERC’s authorization in 2015, with service targeted to commence in the late first quarter or early second quarter of 2016, following construction of the new facilities. As previously discussed, during the second quarter of 2015, we generated $398,000 in additional gross margin by providing interruptible service to this customer.

The following table summarizes our future major expansion initiatives and opportunities with executed contracts (dollars in thousands):

Project	Estimated In Service Date	Projected Capital Cost	Estimated Annualized Margin
20-year OPT ≤ 90 Service to an industrial customer in Kent County, Delaware	Late first quarter or early second quarter of 2016	$30.0 million	$5.8 million
Eight Flags CHP plant in Nassau County, Florida	Third quarter of 2016	$40.0 million	$7.3 million
Other Natural Gas Growth - Distribution Operations
In addition to these service expansions, the natural gas distribution operations on the Delmarva Peninsula generated $395,000 and $845,000, respectively, in additional gross margin for the three and six months ended June 30, 2015 compared to the same periods in 2014, due to an increase in residential, commercial and industrial customers served. The number of residential customers on the Delmarva Peninsula increased by 2.6 percent in the second quarter of 2015, compared to the same quarter in 2014. The natural gas distribution operations in Florida generated $660,000 and $1.1 million, respectively, in additional gross margin for the three and six months ended June 30, 2015 compared to the same periods in 2014, due primarily to an increase in commercial and industrial customers in Florida.

Gatherco Acquisition
On April 1, 2015, we completed the merger with Gatherco, pursuant to which Gatherco merged with and into Aspire Energy of Ohio, a newly formed, wholly-owned subsidiary of Chesapeake. At closing, we issued 592,970 shares of the Company's common stock, valued at $30.2 million based on the closing price of the Company's common stock as reported on the New York Stock Exchange on April 1, 2015, and paid $27.5 million in cash. We also acquired $6.8 million of Gatherco's cash at the time of the closing and assumed $1.7 million of Gatherco’s debt, which was paid off on the same day. As a result of this merger, Aspire Energy of Ohio provides unregulated natural gas midstream services including natural gas gathering services and natural gas liquid processing services to over 300 producers through 16 gathering systems and over 2,000 miles of pipelines in Central and Eastern Ohio, and supplies natural gas to over 6,000 customers in Ohio through the Consumers Gas Cooperative, an independent entity, which Aspire Energy of Ohio manages under an operating agreement.

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The Company's results for the three and six months ended June 30, 2015 included $1.6 million of gross margin and $1.9 million of other operating expenses from Aspire Energy of Ohio as a result of the acquisition of Gatherco. The results of Aspire Energy of Ohio are projected to have a minimal impact on the Company's earnings per share in 2015, since the merger was completed after the first quarter, which has historically produced a significant portion of Gatherco's annual earnings. This acquisition is expected to be accretive to the Company's earnings in the first full year of operations, which will include the first quarter of 2016.
Weather and Consumption

Weather was not a significant factor in the second quarter as the negative impact of warmer temperatures on the Delmarva Peninsula on the natural gas and propane distribution operations was offset by the positive impact of warmer temperatures in Florida on the electric distribution operation. Since the first quarter of 2015 and 2014 were both significantly colder than normal (10-year average weather) on the Delmarva Peninsula, weather was not a significant factor in the period-over-period variance. The following tables highlight the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three and six months ended June 30, 2015 and 2014 and the gross margin variance resulting from weather fluctuations in those periods.

HDD and CDD Information

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Variance	2015	2014	Variance
Delmarva
Actual HDD	386	456	(70)	3,208	3,173	35
10-Year Average HDD ("Normal")	443	459	(16)	2,843	2,820	23
Variance from Normal	(57)	(3)		365	353
Florida
Actual HDD	—	17	(17)	501	574	(73)
10-Year Average HDD ("Normal")	24	26	(2)	557	555	2
Variance from Normal	(24)	(9)		(56)	19
Florida
Actual CDD	1,114	928	186	1,236	970	266
10-Year Average CDD ("Normal")	909	908	1	982	982	—
Variance from Normal	205	20		254	(12)

Gross Margin Variance attributed to Weather

(in thousands)	Q2 2015 vs. Q2 2014	Q2 2015 vs. Normal	YTD 2015 vs. YTD 2014	YTD 2015 vs. Normal
Delmarva
Regulated Energy segment	$(138)	$(182)	$185	$906
Unregulated Energy segment	(253)	2	77	978
Florida
Regulated Energy segment	151	229	68	(199)
Unregulated Energy segment	—	—	(10)	122
Total	$(240)	$49	$320	$1,807
Propane prices

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11-11-11-11

Higher retail margins per gallon generated $427,000 and $5.0 million in additional gross margin by the Delmarva propane distribution operation for the three and six months ended June 30, 2015, respectively, compared to the same periods in 2014. A large decline in propane prices in the first quarter of 2015, compared to the same quarter in 2014, had a significant impact on the amount of revenue and cost of sales associated with the Company's propane distribution operations. Based on the Mont Belvieu wholesale propane index, propane prices in the first quarter of 2015 were approximately 59 percent lower than prices in the same quarter in 2014. As a result of favorable supply management and hedging activities, the Delmarva propane distribution operation experienced a decrease in its average propane inventory cost in addition to the decrease in wholesale prices, which generated increased retail margins per gallon. During the second quarter of 2015, wholesale propane prices continued to remain significantly lower than prices in the same quarter of 2014; however, retail margins per gallon reverted to more normal levels as a result of local market conditions. These market conditions, which include competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices. The level of retail margins generated during the first six months of 2015 is not typical and, therefore, is not included in the Company's long-term financial plans or forecasts.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, did not have a significant quarter-over-quarter variance for the three months ended June 30, 2015. On a year-to-date basis, Xeron experienced a gross margin decrease of $984,000, compared to the same period in 2014, due to lower wholesale price volatility.
Regulatory Initiatives

GRIP
GRIP is a natural gas pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of natural gas distribution systems. This program allows recovery through rates of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company's Florida natural gas distribution operations have invested $61.0 million to replace 141 miles of qualifying distribution mains, $17.0 million of which was invested during the first six months of 2015. The Company expects to invest an additional $11.9 million in this program through the end of 2015. The increased investment in GRIP generated additional gross margin of $1.1 million and $1.8 million, for the three and six months ended June 30, 2015, respectively, compared to the same periods in 2014.
Florida Electric Rate Case
On September 15, 2014, the Florida PSC approved a settlement agreement between Florida Public Utilities Company ("FPU") and the Florida Office of Public Counsel in FPU's base rate case filing for its electric operation, which included, among other things, an increase in FPU's annual revenue requirement of approximately $3.8 million and a 10.25 percent rate of return on common equity. The new rates became effective for all meter reads on or after November 1, 2014. Previously, the Florida PSC approved interim rate relief, effective for meter readings on or after August 10, 2014. The higher base rates in FPU's electric operation generated $731,000 and $1.7 million in additional gross margin for the three and six months ended June 30, 2015, respectively.
Capital Expenditures
The Company forecasts its capital expenditures in 2015, excluding amounts expended to acquire Gatherco, to be in the range of $160.0 million to $190.0 million, a significant increase over the average level of capital expenditures during the past three years, which equaled $94.8 million. The change from the original budget of $223.4 million, which also excluded amounts expended to acquire Gatherco, primarily reflects a shift in the timing of certain capital expenditures from 2015 to 2016. Major projects currently underway, such as the Eight Flags' CHP plant and associated facilities, anticipated new facilities to serve an industrial customer in Kent County, Delaware under the OPT ≤ 90 Service, and additional GRIP investments projected in 2015, account for approximately $99.0 million of the capital expenditures forecast for 2015. Eastern Shore is also seeking approval from the FERC for a $32.1 million project to construct additional facilities that will improve the overall reliability and flexibility of its pipeline system for the benefit of all customers. Other expansions of natural gas distribution and transmission systems, additional infrastructure and facility improvements and other strategic initiatives and investments, account for the remainder of the 2015 capital budget. Capital expenditures are subject to continuous review and modification by the Company's management and Board of Directors, and some anticipated capital expenditures are subject to approval by the applicable regulators. Actual capital requirements may vary from the above

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12-12-12-12

estimates due to a number of factors, including changing economic conditions, changes in customer expectations or service needs, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts. In the past three years, the Company's actual capital expenditures were between 82 percent and 88 percent of the originally budgeted amounts.
In order to fund the 2015 capital expenditures currently budgeted, the Company expects to increase the level of borrowings during 2015 to supplement cash provided by operating activities. The Company will look at other financing options as needed. The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent, and it has maintained equity between 54 and 60 percent of total capitalization, including short-term borrowings, in the past three years. If the Company increases the level of debt during 2015 to fund the budgeted capital expenditures, the ratio of equity to total capitalization, including short-term borrowings, will temporarily decline until the Company issues equity. The timing of any equity issuance(s) will be based on market conditions. The Company will seek to align, as much as feasible, any such equity issuance(s) with the commencement of service, and associated earnings, for larger revenue generating projects.

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13-13-13-13

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating Revenues
Regulated Energy	$62,060	$61,646	$171,642	$163,812
Unregulated Energy and other	30,622	38,851	91,121	123,022
Total Operating Revenues	92,682	100,497	262,763	286,834
Operating Expenses
Regulated Energy cost of sales	21,124	24,672	78,253	78,979
Unregulated Energy and other cost of sales	20,272	28,442	55,507	89,766
Operations	26,190	24,615	53,133	51,242
Maintenance	2,727	2,457	5,431	4,606
Gain from a settlement	(1,500)	—	(1,500)	—
Depreciation and amortization	7,543	6,736	14,518	13,371
Other taxes	3,156	3,118	6,743	6,791
Total operating expenses	79,512	90,040	212,085	244,755
Operating Income	13,170	10,457	50,678	42,079
Other income (loss), net of other expenses	(171)	405	(38)	413
Interest charges	2,485	2,303	4,933	4,459
Income Before Income Taxes	10,514	8,559	45,707	38,033
Income taxes	4,220	3,425	18,304	15,218
Net Income	$6,294	$5,134	$27,403	$22,815
Weighted Average Common Shares Outstanding:
Basic	15,235,860	14,556,242	14,922,094	14,522,133
Diluted	15,280,657	14,606,779	14,970,190	14,573,643
Earnings Per Share of Common Stock:
Basic	$0.41	$0.35	$1.84	$1.57
Diluted	$0.41	$0.35	$1.83	$1.57

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2015	December 31, 2014
(in thousands, except shares)
Property, Plant and Equipment
Regulated Energy	$795,331	$766,855
Unregulated Energy	139,174	84,773
Other businesses and eliminations	19,051	18,497
Total property, plant and equipment	953,556	870,125
Less: Accumulated depreciation and amortization	(205,030)	(193,369)
Plus: Construction work in progress	41,923	13,006
Net property, plant and equipment	790,449	689,762
Current Assets
Cash and cash equivalents	2,104	4,574
Accounts receivable (less allowance for uncollectible accounts of $1,146 and $1,120, respectively)	42,270	53,300
Accrued revenue	8,091	13,617
Propane inventory, at average cost	4,151	7,250
Other inventory, at average cost	4,305	3,699
Regulatory assets	7,587	8,967
Storage gas prepayments	2,498	4,258
Income taxes receivable	2,518	18,806
Deferred income taxes	128	—
Prepaid expenses	4,223	6,652
Mark-to-market energy assets	358	1,055
Other current assets	285	195
Total current assets	78,518	122,373
Deferred Charges and Other Assets
Goodwill	16,048	4,952
Other intangible assets, net	2,415	2,404
Investments, at fair value	3,665	3,678
Regulatory assets	77,657	78,136
Receivables and other deferred charges	1,884	3,164
Total deferred charges and other assets	101,669	92,334
Total Assets	$970,636	$904,469

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2015	December 31, 2014
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,419	$7,100
Additional paid-in capital	187,903	156,581
Retained earnings	161,333	142,317
Accumulated other comprehensive loss	(5,479)	(5,676)
Deferred compensation obligation	1,843	1,258
Treasury stock	(1,843)	(1,258)
Total stockholders' equity	351,176	300,322
Long-term debt, net of current maturities	156,247	158,486
Total capitalization	507,423	458,808
Current Liabilities
Current portion of long-term debt	9,127	9,109
Short-term borrowing	94,713	88,231
Accounts payable	38,173	44,610
Customer deposits and refunds	21,449	25,197
Accrued interest	1,256	1,352
Dividends payable	4,382	3,939
Deferred income taxes	—	832
Accrued compensation	6,500	10,076
Regulatory liabilities	15,205	3,268
Mark-to-market energy liabilities	47	1,018
Other accrued liabilities	8,756	6,603
Total current liabilities	199,608	194,235
Deferred Credits and Other Liabilities
Deferred income taxes	173,821	160,232
Regulatory liabilities	43,307	43,419
Environmental liabilities	9,043	8,923
Other pension and benefit costs	33,614	35,027
Deferred investment tax credits and other liabilities	3,820	3,825
Total deferred credits and other liabilities	263,605	251,426
Total Capitalization and Liabilities	$970,636	$904,469

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2015				For the Three Months Ended June 30, 2014
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$11,600	$1,175	$4,929	$10,263	$12,113	$1,144	$5,756	$8,961
Commercial	6,544	1,135	6,026	10,262	7,103	1,069	8,333	8,855
Industrial	1,636	1,561	4,112	567	1,468	1,266	3,224	1,001
Other (1)	(4,357)	767	407	(2,308)	(3,972)	739	(1,670)	(281)
Total Operating Revenues	$15,423	$4,638	$15,474	$18,784	$16,712	$4,218	$15,643	$18,536

Volume (in Dts/MWHs)
Residential	609,797	66,072	258,428	66,636	619,752	72,960	280,610	65,100
Commercial	675,668	1,373,449	580,233	73,849	690,650	323,371	621,159	74,619
Industrial	1,059,440	2,848,051	1,024,294	2,140	998,147	3,302,814	1,016,923	7,240
Other	18,089	—	(27,076)	10,128	19,524	—	(53,204)	6,351
Total	2,362,994	4,287,572	1,835,879	152,753	2,328,073	3,699,145	1,865,488	153,310

Average Customers
Residential	63,686	14,833	51,973	24,045	62,055	14,387	50,939	23,894
Commercial	6,629	1,343	4,264	7,390	6,540	1,363	4,392	7,412
Industrial	117	67	1,608	2	108	59	1,273	2
Other	6	—	—	—	7	—	—	—
Total	70,438	16,243	57,845	31,437	68,710	15,809	56,604	31,308

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Six Months Ended June 30, 2015				For the Six Months Ended June 30, 2014
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$48,206	$2,685	$13,570	$22,673	$45,841	$2,581	$13,742	$20,514
Commercial	22,983	2,493	15,543	19,939	22,751	2,302	17,896	17,466
Industrial	3,767	3,058	8,486	1,549	3,004	2,560	6,667	2,433
Other (1)	(3,728)	1,531	(1,515)	(4,959)	(3,682)	1,575	(1,015)	(3,569)
Total Operating Revenues	$71,228	$9,767	$36,084	$39,202	$67,914	$9,018	$37,290	$36,844

Volume (in Dts/MWHs)
Residential	2,951,229	206,792	773,393	147,488	2,778,338	209,616	764,767	149,590
Commercial	2,493,359	2,764,538	1,417,065	144,573	2,380,520	729,069	1,421,313	146,423
Industrial	2,329,581	5,683,848	2,154,061	9,650	2,172,339	7,030,959	2,145,937	16,870
Other	28,432	—	(108,633)	5,348	26,052	—	(83,207)	(6,016)
Total	7,802,601	8,655,178	4,235,886	307,059	7,357,249	7,969,644	4,248,810	306,867

Average Customers
Residential	64,056	14,814	51,811	23,981	62,379	14,368	50,826	23,855
Commercial	6,670	1,349	4,276	7,380	6,572	1,354	4,403	7,414
Industrial	116	67	1,577	2	107	60	1,247	2
Other	6	—	—	—	7	—	—	—
Total	70,848	16,230	57,664	31,363	69,065	15,782	56,476	31,271

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.